                                                                    Exhibit 10.9

                         EXECUTIVE EMPLOYMENT AGREEMENT

         This employment agreement between The Pathways Group, Inc. (hereinafter the "Company") and Robert Boeck (hereinafter "Boeck"), effective as of February 14, 2000, is made for good and sufficient consideration, as reflected in the mutual promises, covenants, obligations, undertakings and conditions set forth below:

         1. POSITION AND DUTIES:

         The Company shall employ Boeck as Senior Vice President, Finance and in any additional capacity or capacities as the Company's President and Chief Executive Officer may from time to time decide. Boeck shall have the full responsibilities, duties and authorities of the Company's Senior Vice President, Finance. In addition, Boeck shall be responsible for implementing and complying with directives issued by the Company's President and Chief Executive Officer.

         2. TERM OF EMPLOYMENT:

         Subject to earlier termination as provided in this agreement, Boeck shall be employed for a term of three (3) years, which shall be automatically extended for additional one (1) year periods (such initial term and all extended terms being referred to collectively herein as the "employment term") unless either party gives notice in writing to the other not less than ninety (90) days before the end of the initial term or extended term that the employment contract shall not be extended.

         3. COMPENSATION:

                  (a) BASE SALARY: Company shall pay a basic salary to Boeck at the rate of One Hundred Twenty Five Thousand Dollars ($125,000.00) per year, payable semi-monthly, in twenty-four (24) equal installments, subject to all withholdings and deductions required for federal, state and local taxes and charges and any other withholdings or deductions authorized by Boeck.

                  (b) BONUS: Boeck shall also be paid an annual discretionary performance bonus as determined by the Chief Executive Officer and/or Board of Directors.

                  (b) AUTOMOBILE ALLOWANCE: The Company shall pay to Boeck an annual Automobile Allowance in the annual amount of Seven Thousand Eight Hundred Dollars ($7,800.00), payable semi-monthly in twenty-four equal installments, subject to all withholdings and deductions required for federal, state and local taxes and charges and any other withholdings authorized by Boeck.

                  (c) STOCK OPTION: The Company shall issue to Boeck options to purchase One Hundred Thousand (100,000) shares of the Company's common stock, which options shall vest equally over three (3) years, at an exercise price of $2 15/32 per share, pursuant to a stockholders plan intended to be qualified under Section 422 of the Internal Revenue Code of 1986 and the regulations promulgated in relation thereto. The plan will expire January 12, 2005. Unexercised options awarded to Boeck hereunder shall be subject to forfeiture as provided in Paragraphs 6 and 7 of this agreement.

         4. EMPLOYMENT BENEFITS:

         Throughout the employment term, Boeck shall be entitled to receive the employment benefits generally offered to all other executive employees, including, but not limited to, medical, dental, optical, prescription drugs and life insurance for Boeck and his family, at Company expense, and:

                  (a) EXECUTIVE COMPENSATION PACKAGE: Enrollment in Executive Compensation Package.

                  (b) VACATION: The Company waives its policy on vacations, to allow for four weeks per year.

                  (c) LIFE INSURANCE: The Company shall provide and pay for life insurance on the life of Boeck in the amount of three (3) times his annual salary provided for in this agreement. The beneficiary shall be Boeck's estate, unless otherwise directed by Boeck in writing at any time prior to his death.

                  (d) STOCK ISSUANCE: The Company and Boeck may agree from time to time, with the approval of the Board of Directors, to issue to Boeck Common Stock of the Company in consideration of such services or contributions of property as may be deemed appropriate, and at a value determined by the Board of Directors in good faith and in compliance with applicable law. Any such issuance of stock may, at the request of Boeck, and subject to the approval of the Company which may not be unreasonably withheld, be issued by the Company to such party or entity, including without limitation, an irrevocable trust or similar entity, as Boeck may at the time of issuance direct.

                  (e)      DISABILITY COMPENSATION:

                           (1) If Boeck becomes disabled at any time, and for any number of times, due to any cause so that he is physically unable to perform his ordinary duties and responsibilities under this agreement, then Boeck shall be entitled to receive, in lieu of salary, an amount equal to his salary, payable at the same time and in the same manner as Boeck's salary is paid, provided however, that this benefit shall be limited to not more than a total of twelve (12) months during the term of the agreement.

                           (2) Boeck's entitlement to disability income pursuant to this subparagraph shall begin and end as determined by a certificate issued by a qualified M.D. or D.O. licensed by the State of California. The certificate shall state in substance that Boeck was determined to be disabled and unable to perform the ordinary and usual duties as Senior Vice President, Finance of Pathways, beginning [DATE] , and Boeck's disability continues as of this
                                       [DATE] . Such a certificate shall be
                                    submitted every three (3) months beginning with the date of disability and continuing thereafter until Boeck's disability ends and he is able to return to work full time or his disability compensation benefit has been fully used, whichever occurs first.

         5. EXPENSE REIMBURSEMENT:

         During the employment term, the Company shall reimburse Boeck for reasonable out-of pocket expenses incurred in connection with the Company's business, including travel expenses, food, and lodging when away from home, subject to such policies as the Company may from time to time reasonably establish for its employees.

         6. LIMITATION ON OUTSIDE ACTIVITIES:

         During his employment, Boeck shall devote his full occupational time, energies, abilities, knowledge and experience to the performance of his duties under this agreement and shall not render to others services of any kind for compensation or engage in any other business activity without the Company's prior written consent. Boeck shall not, directly or indirectly, whether as a partner, employee, creditor, shareholder or otherwise, promote, participate or engage in any business activity competitive with the Company or its subsidiaries, affiliates, co-venturers, customers or assigns. Boeck shall not take any action to establish, form, assist or become employed by any such competing business on termination of Boeck's employment. Boeck's breach of any of the provisions of this paragraph shall give the Company the right, in addition to all other remedies the Company may have, to terminate the employment and to cancel and/or terminate any and all compensation and benefits to which Boeck might otherwise be entitled under this agreement.

         7. TERMINATION OF EMPLOYMENT:

         The employment created by this agreement may be terminated during the employment term in accordance with the following provisions of this paragraph:

                  (a) TERMINATION WITHOUT CAUSE BY THE COMPANY: The employment may be terminated without cause in the sole and absolute discretion of the Company upon written notice by the Company to Boeck; provided, however, that if this agreement is terminated pursuant to this subparagraph, Boeck shall receive from Company all salary and benefits provided under this agreement for six (6) months after the effective date of the termination. Such salary and benefits shall constitute the complete and exclusive obligation of the Company for termination of the employment and for any and all claims of Boeck arising out of or in connection with Boeck's employment or the termination thereof.

                  (b) TERMINATION WITHOUT CAUSE BY BOECK: The employment may be terminated without cause in the sole and absolute discretion of BOECK upon six (6) months written notice by BOECK to the Company, provided, however, that if this agreement is terminated pursuant to this subparagraph, BOECK shall forfeit any unexercised, vested stock options under this agreement.

                  (c) TERMINATION FOR CAUSE BY THE COMPANY: The Company may terminate the employment at any time upon written notice to BOECK if the Company ceases a substantial portion of its business operation, in the event of the sale or change of ownership of the Company or a substantial portion of its assets, or if, in the sole and absolute determination of the Company:

                  (1) Its business circumstances change so materially that it is impracticable for the Company to continue using BOECK'S employment services; or BOECK'S continued employment would not confer to the Company the substantial benefit intended to be gained by the employment; or

                  (2) BOECK breaches his duty of loyalty to the Company or any material term, promise, covenant, condition, obligation, undertaking or commitment set out in this agreement or the Company's operational policies or procedures, personnel policies or procedures or work rules; commits any material act of dishonesty or illegality; commits any act or omission creating an unreasonable risk of civil or criminal legal action against the Company; discloses any trade secret or confidential or proprietary information of the Company, its subsidiaries, affiliates, co-venturers, customers or assigns; is guilty of carelessness, misconduct, neglect of duty or unsatisfactory work performance; or acts in any way that significantly impedes or creates a risk of significant detriment to the Company's operations, profits, reputation or other business interests.

         Such ternination shall be effective immediately upon written notice of termination.

                  (d) TERMINATION FOR CAUSE BY BOECK: BOECK may terminate the employment at any time upon written notice to Company, if, in the sole and absolute determination of Boeck, the Company breaches any material term, promise, covenant, condition, obligation, undertaking or commitment set out in this agreement; commits any material act of dishonesty or illegality; commits any act or omission creating an unreasonable risk of civil or criminal legal action against BOECK; improperly discloses any personal or private information of BOECK protected by any Constitutional or statutory right to privacy; acts in a manner constituting constructive discharge of BOECK; or the Company's actions or business circumstances or BOECK'S personal or family circumstances make it impossible or impracticable for BOECK to continue performing employment services to the Company. Such termination shall be effective immediately upon written notice of termination.

                  (e) TERMINATION IN THE EVENT OF DISABILITY: If BOECK is unable, due to mental or physical illness or injury, to substantially perform his duties under this agreement in a satisfactory manner for a period of twelve (12) months, the employment shall terminate at the end of such period.

         8. CONFIDENTIALITY, PROPERTY RIGHTS AND NO SOLICITATION:

                  (a) CONFIDENTIAL INFORMATION: In the course of his employment by the Company, BOECK will have access to trade secrets and confidential and proprietary information of the Company, its subsidiaries, affiliates, co-venturers and customers, including, but not limited to, personnel, products (developed and under development), proposals, services, operations, procedures, customers, customer lists, customer needs, customer contacts, customer relations, customer data and information, marketing areas, marketing proposals, marketing methods and plans, business development plans and techniques, business methods and plans, sales methods and plans, sales figures, sales projections, price lists, pricing formulae and information, inventions, discoveries, formulae, patents, trademarks, copyrights, films, scripts, ideas, creations, concepts, theories, technologies, technology applications, data, product research, prototypes, models, designs, system design documents, specifications and requirements, schematics, software, codes, program components and documentation, processes, techniques, tools, devices, know-how, estimates, accounting records, and accounting procedures (collectively referred to as "Confidential Information"). Except as required in the course of his employment by Company, BOECK will not, without Company's prior consent, either during his employment by Company or after termination of the employment, directly or indirectly disclose to any third person any Confidential Information. BOECK acknowledges and agrees that all such Confidential Information, regardless of who discovered, created or developed it, is the property of the Company, solely and exclusively, and is valuable proprietary information of the Company. Upon termination of the employment, whether with or without cause, Boeck shall immediately return and deliver to the Company all Confidential Information in his possession or control.

                  (b) NO SOLICITATION OF EMPLOYEES: Boeck agrees that, during his employment and for two (2) years thereafter, he will not solicit any of the Company's employees for a competing business and will not induce or attempt to induce any of the Company s employees to leave their employment with the Company.

                  (c) INTELLECTUAL PROPERTY RIGHTS: All rights, title and interest of every kind and nature whatsoever in and to any intellectual property, including, but not limited to, any inventions, patents, trademarks, copyrights, films, scripts, ideas, creations, concepts, theories, technologies, technology applications, products (developed and under development), product research, prototypes and models, whether or not invented, created, written, developed, furnished, produced or disclosed by Boeck in the course of rendering his services to the Company under this Agreement shall, as between the parties hereto, be and remain the sole and exclusive property of the Company for any and all purposes and uses whatsoever, and Boeck shall have no right title or interest of any kind or nature therein or thereto, or in and to any results and proceeds therefrom.

                  (d) RETURN OF ALL OF THE COMPANY'S PROPERTY. Whenever requested by the Company during the employment, and without request upon termination of the employment, whether termination is with or without cause, Boeck shall immediately return and deliver to the Company all of the Company's property, including all items used by Boeck in rendering services hereunder and all originals and copies of the Company's documents and data, including, but not limited to, all Confidential Information.

                  (e) PROTECTION OF OTHER COMPANIES' TRADE SECRETS AND CONFIDENTIAL INFORMATION: Boeck understands that state and federal laws provide severe penalties for misappropriation and unauthorized disclosure of trade secrets and confidential proprietary business information belonging to Employee's previous employers or to any other company. Boeck agrees and warrants that, in connection with his/her employment by Company, he/she will not misappropriate, use or disclose any trade secret or confidential, proprietary information belonging to any previous employer or any other company. Boeck agrees and warrants that, if he/she has any question or uncertainty about whether particular information might be a trade secret or confidential, propriety business information of a previous employer or another company, Boeck will immediately contact Company's General Counsel.

         9. NON-COMPETITION AFTER TERMINATION OF EMPLOYMENT:

         Boeck and the Company recognize and acknowledge that in his employment, he will become familiar with all of the Company's sales methods and plans, marketing, marketing and development, technologies, applications of technologies, products (developed and under development), product research, business methods and plans, data, processes, techniques, inventions, discoveries, formulae, patterns, devices, know-how, services, products, and other customer information (collectively referred to as "Confidential Information"), in all of the geographic areas throughout the world in which the Company already has made marketing efforts and/or sales of products and services, and he will become knowledgeable about present and future marketing proposals and plans for those products and services. Boeck agrees, as part of the consideration for this Employment Agreement, that Boeck will not engage, directly or indirectly, nor solicit employees of the Company to engage in the development, distribution, manufacture or sale of any products or services which compete with the products or services provided by the Company or its related companies, for a period of two (2) years. The parties agree that the phrase "engage, directly or indirectly, nor solicit employees of the Company to engage in the development distribution, manufacture or sale of any products or services which compete with the products or services provided by the Company or its related companies" shall include any situation or circumstance in which Boeck shall be owner, partner, officer, director or shareholder of a corporation, or an agent, employee or consultant of any business entity engaged, or about to become engaged, in competition with the Company.

         10. INJUNCTIVE RELIEF:

         Boeck acknowledges and agrees that any breach of the terms of Paragraphs 8 or 9 above would irreparably injure the Company and that it would be impossible to measure in money the resulting injury to the Company, and, in any action to enforce this the terms of Paragraphs 8 or 9 or to enjoin any breach of those paragraphs, Boeck waives any claim or defense that the Company has an adequate remedy at law or that the Company would not be irreparably injured by breach of the terms of Paragraphs 8 or 9, and Boeck acknowledges and agrees that the Company will be entitled to temporary, preliminary and permanent injunctive relief and restraining orders, without any delay whatsoever, in connection with any breach, or threatened or impending breach, of any of the terms of those paragraphs. In any action to enforce the Company's rights under Paragraphs 8 through 10 of this agreement, the party prevailing in such action shall be entitled to recover as damages reasonable attorneys' fees and all other reasonable expenses incurred in the action and in any efforts prior to or during the action to secure compliance with the terms of this agreement.

         11. ARBITRATION:

         Except for claims, disputes and causes of action arising out of or in connection with Paragraphs 8 through 10 above, the Company and Boeck agree to arbitrate any and all disputes and claims, including discrimination claims, arising out of or in connection with the employment or the termination thereof, if the amount in controversy is more than $5,000.00. This arbitration agreement applies to all disputes between the parties and any and all claims by Boeck against the Company and any officer, director, employee, agent or representative of the Company, against any corporate parent or subsidiary of the Company, and/or against any person or company affiliated with the employer (e.g., a person or company involved in a joint venture, partnership or other similar business relationship with the employer or one having an owner, partner or parent or subsidiary corporation in common with the employer). The arbitration award shall be final and binding on all parties to the arbitration proceeding. The arbitration shall be conducted in Santa Rosa, California, pursuant to the California Arbitration Act and the terms of this agreement. Arbitration may not be initiated after expiration of any statute of limitation for the commencement of any civil or administration proceeding on the claim or dispute. Arbitration shall be initiated by written notice by one party to the other, specifying the nature of each claim or dispute at issue and the amount and manner of calculation of each item of damages. The parties shall each appoint one arbitrator, and the parties' arbitrators shall together select a third neutral arbitrator. If the three arbitrators determine that the claims or disputes specified in the notice collectively involve an amount in controversy more than $5,000.00, they shall hear and determine the dispute(s) or claim(s) according to applicable laws, this arbitration agreement and the Company's work rules and policies in effect at the time of the events which gave rise to the arbitration. The three arbitrators shall issue a written decision determining each dispute, claim and item of damages submitted to the arbitrators. Determination of each dispute, claim and item of damages shall require the concurrence of at least two arbitrators, but it is not necessary that the same two arbitrators concur on every dispute, claim or item of damages. The arbitration decision shall attest that the requisite concurrence existed as to each dispute, claim and item of damages. THE COMPANY AND BOECK UNDERSTAND AND EXPRESSLY AGREE THAT, BY ENTERING INTO THIS ARBITRATION AGREEMENT, THEY ARE GIVING UP THE RIGHT TO BRING IN ANY COURT ANY CLAIM, CAUSE OF ACTION OR DISPUTE ARISING OUT OF OR IN CONNECTION WITH THE EMPLOYMENT OR THE TERMINATION THEREOF, INCLUDING THE RIGHT TO A JURY TRIAL. The arbitration award may be confirmed by any court having jurisdiction of the matter, and judgment may be entered on the confirmed award. Charges and expenses of the neutral arbitrator shall be borne by the parties equally, and the parties shall deposit their respective shares of the neutral arbitrator's estimated charges prior to he arbitration hearing. The parties shall each bear their own costs, expenses and attorneys' fees in connection with the arbitration, unless a statute or contract applicable to the claim or dispute expressly provides for recovery of attorneys' fees by the prevailing party.

         12. INCORPORATION AND INTEGRATION:

         Boeck shall comply with and enforce all of the Company's operational policies and procedures, personnel policies and procedures and work rules, as they may be promulgated and announced from time to time. Except for such operational policies and procedures, personnel policies and procedures and work rules, this written agreement contains the entire agreement between the parties and supersedes all prior oral, written and/or implied agreements, promises, covenants, obligations, undertakings, commitments, representations and understandings by or between the parties, including all prior employment agreements, whether or not fully performed by Boeck before the date of this agreement. The Company and Boeck acknowledge and agree that there are no terms, conditions, covenants, obligations or promises, express or implied, applicable to the employment except those set out in this agreement. There shall be no amendment, modification, change or enlargement of this agreement except by a writing signed by the party to be charged with performance of the amendment, modification, change or enlargement. In the event of any conflict or difference between this agreement and Company's current or future operational policies and procedures, personnel policies and procedures and work rules, the provisions of this agreement shall control.

         13. SURVIVAL, GOVERNING LAW, VENUE AND SEVERABILITY:

         The representations, warranties, covenants, promises and restrictions set out in this agreement shall operate continuously and shall survive termination of the employment created by the agreement. The agreement shall inure to the benefit of and be binding upon Boeck, his heirs, estate, executors, administrators and all others claiming through or on behalf of Boeck, and upon Company, its subsidiaries, affiliates, successors and assigns. The agreement shall be construed and governed in accordance with the laws of the State of California. All actions, arbitrations and proceedings arising from or in connection with the agreement or the employment it creates shall be commenced and maintained in Sonoma County, State of California. If any term, covenant, condition, clause or provision of this agreement is held to be invalid or unenforceable, then such clause or provision shall be severed herefrom, and such invalidity or unenforceability shall not affect any other provision of this agreement, the balance of which shall remain in full force and effect; provided, however, that if any such term, covenant, condition, clause or provision may be modified so as to be valid or enforceable as a matter of law, then such term, covenant, condition, clause or provision shall be deemed modified so as to be enforceable to the maximum extent permitted by law.

         14. NOTICES:

         Any notices to be given hereunder by any party to another party shall be in writing and delivered in person or mailed registered or certified mail, postage prepaid with return receipt requested.

                                         The Pathways Group, Inc.


                                         By
------------------------------------       -------------------------------------
           Robert Boeck                              Carey F. Daly II
                                                     President & CEO


                                         By
                                           -------------------------------------
                                            Monte Strohl, Director acting under
                                            authority of the Board of Directors